                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 4)

                        Southern Financial Bancorp, Inc.
     ---------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
     ---------------------------------------------------------------------
                         (Title of Class of Securities)

                                   842871105
           ---------------------------------------------------------
                                 (CUSIP Number)

                                  SCHEDULE 13G


CUSIP No.    842871105
          -----------------

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Robert E. Torray
         --------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                          (a) / /
                                                                                                   (b) /x/
----------------------------------------------------------------------------------------------------------
3        SEC USE ONLY

----------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America
----------------------------------------------------------------------------------------------------------
                         5  SOLE VOTING POWER

NUMBER OF                         -0-
SHARES                   ---------------------------------------------------------------------------------
BENEFICIALLY             6  SHARED VOTING POWER
OWNED BY
EACH                              137,616
REPORTING                ---------------------------------------------------------------------------------
PERSON                   7  SOLE DISPOSITIVE POWER
WITH
                                  -0-
----------------------------------------------------------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                                  148,101
----------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  148,101
----------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                          / /

----------------------------------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                  9.29%
----------------------------------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON

                            IN
----------------------------------------------------------------------------------------------------------


                                  SCHEDULE 13G


CUSIP No.    842871105
          -----------------

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Robert E. Torray & Co., Inc.
         --------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                          (a) / /
                                                                                                   (b) /x/
----------------------------------------------------------------------------------------------------------
3        SEC USE ONLY

----------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Maryland
----------------------------------------------------------------------------------------------------------
                         5  SOLE VOTING POWER
NUMBER OF
SHARES                            -0-
BENEFICIALLY             ---------------------------------------------------------------------------------
OWNED BY                 6  SHARED VOTING POWER
EACH
REPORTING                         33,880
PERSON                   ---------------------------------------------------------------------------------
WITH                     7  SOLE DISPOSITIVE POWER

                                  -0-
----------------------------------------------------------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                                  44,365
----------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  148,101
----------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                          / /

----------------------------------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                  9.29%
----------------------------------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON

                            IA
----------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP No.    842871105
          -----------------

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         The Torray Corporation
         --------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                          (a) / /
                                                                                                   (b) /x/
----------------------------------------------------------------------------------------------------------
3        SEC USE ONLY

----------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Maryland
----------------------------------------------------------------------------------------------------------
                         5  SOLE VOTING POWER

NUMBER OF
SHARES                            -0-
BENEFICIALLY             ---------------------------------------------------------------------------------
OWNED BY                 6  SHARED VOTING POWER
EACH
REPORTING                         103,736
PERSON                   ---------------------------------------------------------------------------------
WITH                     7  SOLE DISPOSITIVE POWER

                                  -0-
----------------------------------------------------------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                                  103,736
----------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  148,101
----------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                          / /

----------------------------------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                  9.29%
----------------------------------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON

                            IA
----------------------------------------------------------------------------------------------------------

Item 1.

         (a)     Name of Issuer: Southern Financial Bancorp, Inc.

         (b)     Address of Issuer's Principal Executive Offices:
                          37 East Main Street
                          Warrenton, Virginia  22186

Item 2.

         (a) Name of Person Filing: Robert E. Torray/ Robert E. Torray & Co., Inc./The Torray Corporation

         (b)     Address of Principal Business Office or, if none, Residence:
                                Robert E. Torray
                                6610 Rockledge Drive, Suite 450
                                Bethesda, MD  20817-1869

                                Robert E. Torray & Co., Inc.
                                6610 Rockledge Drive, Suite 450
                                Bethesda, MD  20817-1869

                                The Torray Corporation
                                6610 Rockledge Drive, Suite 450
                                Bethesda, MD  20817-1869

         (c)     Citizenship:   United States of America/Maryland/Maryland

         (d)     Title of Class of Securities:  Common Stock

         (e)     CUSIP Number:  842871105

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a)     / /      Broker or Dealer registered under Section 15 of the Act
         (b)     / /      Bank as defined in section 3(a)(6) of the Act
         (c)     / /      Insurance company as defined in section 3(a)(19) of the Act
         (d)     / /      Investment Company registered under section 8 of the Investment Company Act
         (e)     /x/      Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
         (f)     / /      Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income
                          Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)
         (g)     /x/      Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G)
         (h)     / /      Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

Item 4.  Ownership

         If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

                 The information in items 1 and 5-11 on the cover pages (pp 2-4) of the statement on Schedule 13G is hereby incorporated by reference.

Item 5.          Ownership of Five Percent or Less of a Class.

Item 6.          Ownership of More than Five Percent on Behalf of Another
                 Person.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                 See Exhibit A

Item 8.          Identification and Classification of Members of the Group

Item 9.          Notice of Dissolution of Group

Item 10.         Certification

                          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct and may be filed jointly with Robert E. Torray and Co., Inc. and the Torray Corporation.

Dated: 3/10/97




                                        By:  /s/Robert E. Torray
                                            -------------------------
                                             Name: Robert E. Torray

                                   SIGNATURE

                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct and may be filed jointly with Robert E. Torray and the Torray Corporation.

Dated: 3/10/97                          ROBERT E. TORRAY AND CO., INC.



                                        By:  /s/William M Lane
                                            -----------------------
                                             Name: William M Lane
                                             Title: President

                                   SIGNATURE

                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct and may be filed jointly with Robert E. Torray, Inc. and Robert E. Torray.

Dated: 3/10/97                          THE TORRAY CORPORATION



                                        By:  /s/William M Lane
                                            -------------------------
                                             Name:  William M Lane
                                             Title: Vice President

                                   EXHIBIT A


Robert E. Torray is filing this statement as a parent holding company in reliance on the following SEC No-Action Letters: Edward C. Johnson 3d, SEC No-Action Letter (Aug. 30, 1991) and Warren E. Buffet and Berkshire Hathaway, Inc., SEC No-Action Letter (Dec. 5, 1986). The relevant subsidiaries, Robert
E. Torray & Co., Inc. and The Torray Corporation, are registered as investment advisers under Section 203 of the Investment Advisers Act of 1940 and are deemed to have beneficial ownership of the subject securities because they each possess investment discretion with respect to the accounts in which the shares are held.